CONSENT OF INDEPENDENT REGISTERED PUBLIC PCCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A/A1 of our report dated May 29, 2020, relaying to the financial statements of Gilmore Homes - Gilmore Loans, LLC, as of December 31, 2019 and 2018 and to all references to our firm included in this Registiation Statement.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

June 19, 2020